USANA Health Sciences Provides Preliminary Third Quarter Results

SALT LAKE CITY, October 9, 2025 (BUSINESS WIRE)—USANA Health Sciences, Inc. (NYSE: USNA) today announced preliminary results for the third quarter ended September 27, 2025. The Company anticipates third quarter 2025 net sales will be approximately $214 million, which compares with $200 million in the prior-year period. Earnings from operations are expected to be $1.2 million for the current-year quarter, or 0.6% of net sales, as compared to $15.6 million in the third quarter of 2024.

“Third quarter operating results came in below expectations, primarily due to softer-than-expected sales and Brand Partner productivity during the rollout of our enhanced Brand Partner compensation plan,” said Jim Brown, President and Chief Executive Officer. “While we expected a slowdown during this transition, it was more pronounced than anticipated and negatively affected our quarterly results. Additionally, Hiya, our direct-to-consumer business, delivered softer sales on lower than anticipated customer acquisition rates in a quarter that is typically seasonally strong. Nevertheless, we continue to expect Hiya to generate double-digit sales growth for 2025.

“Despite the short-term challenges, our enhanced compensation plan represents a bold and strategic move to modernize our business and better position our Brand Partners, and the Company, for long-term success in a competitive landscape,” Brown continued. “Since announcing these changes, our commercial team has been actively training, educating and supporting Brand Partners across our global markets to help them leverage the new plan. Although it is still early, we are encouraged by our Brand Partners’ response to the enhancements and the recent pickup we have seen in sales activity and leader productivity. We remain committed to advancing our commercial team’s initiatives over the next several quarters to provide continued support, engagement and motivation to our Brand Partners. We remain confident that our strategy will position the Company to drive sustainable growth and long-term value for our customers, Brand Partners, and shareholders.”

Doug Hekking, Chief Financial Officer, said, “The third quarter presented several challenges to profitability including softer than anticipated sales, meaningful investments to support the roll out of our enhanced Brand Partner compensation plan, and a change in the estimated annual effective income tax rate that disproportionately impacted the current year quarter. Specifically, lower than expected earnings coupled with the concentration of operating and administrative expenses in the United States resulted in a meaningful increase in the annualized effective income tax rate in the third quarter from 45% to 65%.

“Looking forward, we recognize that the fourth quarter is starting from a lower base of active customer counts due to the softer than anticipated sales and leader productivity during the third quarter. As a result, we expect sales for the full year to be at or near the lower end of our previously issued full-year outlook range and earnings per share to be below the range. Our outlook will be updated in our regularly scheduled earnings release. We will continue working to align costs with operating performance over the next several quarters while emphasizing a more agile, adaptable, and efficient company in an evolving and competitive environment. This effort is expected to result in a meaningfully lower tax rate in future years.”

The Company is providing preliminary consolidated third quarter results as follows:

	Q3 2025 Preliminary Results	Q3 2024
Net sales	$214 million	$200 million
Effective income tax rate*	471%	43%
Net (loss) earnings	($6.5) million	$10.6 million
Diluted EPS	($0.36)	$0.56
Adjusted Diluted EPS(1)	($0.15)	$0.56
Adjusted EBITDA(2)	$13.8 million	$24.6 million
*Pretax earnings for Q3 2025 totaled $1.8 million with income tax expense of $8.3 million, resulting in 471% income tax rate for the period. The adjustment to income taxes during the period are estimated to be about $7.5 million greater than what would have been expected using the previously guided 45% tax rate.

Net (loss) earnings, EPS and EBITDA figures represent amounts attributable to USANA and excludes the noncontrolling interest of 21.15% in Hiya.

Final results for the third quarter are expected to be released after the close of market on Tuesday, October 21, 2025. Shortly following the issuance of the Company’s earnings release, the Company will post its Management Commentary document on the Company’s website (http://ir.usana.com) under the News/Events section of the site. USANA will hold a conference call to discuss this announcement with analysts and institutional investors the following morning, Wednesday, October 22, 2025, at 11:00 a.m. Eastern Time. The call will be broadcast over the Internet and can be accessed at http://ir.usana.com.

The Company’s preliminary financial results and views on market trends observed in the third quarter of 2025 are based on information available as of the date of this release and are subject to change pending completion of the quarterly review and finalization of the financial statements.

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(1) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition-related costs, such as business transaction costs, integration expense and amortization expense from acquisition related intangible assets in calculating Adjusted Diluted Earnings Per Share. Please refer to “Non-GAAP Financial Measures” and “Reconciliation of Diluted (Loss) Earnings Per Share (GAAP) to Adjusted Diluted (Loss) Earnings Per Share (Non-GAAP)” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(2) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Financial Measures” and “Reconciliation of Net (Loss) Earnings (GAAP) to Adjusted EBITDA (Non-GAAP)” in this press release for an explanation and reconciliation of this non-GAAP financial measure.

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures Adjusted EBITDA and Adjusted diluted EPS. Adjusted EBITDA is a Non-GAAP financial measure of earnings before interest, taxes, depreciation, and amortization that also excludes certain adjustments as indicated below in the reconciliation from net earnings. Adjusted diluted EPS is a Non-GAAP financial measure of diluted earnings per share that excludes certain adjustments as indicated below in the reconciliation from diluted EPS.

Adjusted EBITDA (non-GAAP) is net earnings (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (benefit from) provision for income taxes, depreciation and amortization, non-cash share-based compensation, and transaction-related expenses and integration costs for the Hiya acquisition. Adjusted EBITDA attributable to USANA (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to non-controlling interest related to Hiya.

Adjusted diluted earnings per share (non-GAAP) is diluted earnings (loss) per share (its most directly comparable GAAP financial measure) adjusted for amortization of intangible assets, transaction-related expenses, and integration costs related to the Hiya acquisition.

Management believes that Adjusted EBITDA (non-GAAP), Adjusted EBITDA attributable to USANA (non-GAAP), and Adjusted diluted earnings per share (non-GAAP), along with GAAP measures used by management, most appropriately reflect how the Company measures the business internally.

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”) and investors should not directly compare with or infer relationship from any of the Company’s operating results presented in accordance with GAAP to Adjusted EBITDA and Adjusted diluted earnings per share. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of non-GAAP financial information as a tool for comparison. As a result, the non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP.

Reconciliation of Net (Loss) Earnings (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Quarter Ended		Nine Months Ended
	Q3 2025	Q3 2024	YTD Sep-25	YTD Sep-24
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024

Net (loss) earnings attributable to USANA (GAAP)	$ (6,522)	$ 10,607	$ 12,535	$ 37,576
Net (loss) earnings attributable to noncontrolling interest	(140)	-	537	-
Net (loss) earnings	$ (6,662)	$ 10,607	$ 13,072	$ 37,576

Adjustments:
Income taxes	8,456	8,001	24,278	28,346
Interest (income) expense	(529)	(3,093)	(1,201)	(8,429)
Depreciation and amortization	5,112	5,559	16,050	16,345
Amortization of intangible assets - Hiya	4,455	-	13,366	-
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	10,832	21,074	65,565	73,838

Add EBITDA adjustments:
Non-cash share-based compensation	3,576	3,542	10,078	10,945
Transaction, integration and transition costs - Hiya	179	-	871	-
Inventory step-up - Hiya	-	-	1,126	-
Consolidated adjusted EBITDA	14,587	24,616	77,640	84,783
Less: Adjusted EBITDA attributable to noncontrolling interest	(804)	-	(3,604)	-
Adjusted EBITDA attributable to USANA	$ 13,783	$ 24,616	$ 74,036	$ 84,783

Reconciliation of Diluted (Loss) Earnings Per Share (GAAP) to Adjusted Diluted (Loss) Earnings Per Share (non-GAAP)
(in thousands, except per share data)

	Quarter Ended		Nine Months Ended

	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024

Net (loss) earnings attributable to USANA (GAAP)	$ (6,522)	$ 10,607	$ 12,535	$ 37,576

Earnings (loss) per common share - Diluted (GAAP)	$ (0.36)	$ 0.56	$ 0.67	$ 1.96
Weighted average common shares outstanding - Diluted	18,293	19,083	18,671	19,181

Adjustment to net (loss) earnings:
Transaction, integration and transition costs - Hiya	$ 179	$ -	$ 871	$ -
Inventory step-up - Hiya	-	-	1,126	-
Amortization of intangible assets - Hiya	4,455	-	13,366	-
Adjustments to net (loss) earnings attributable to noncontrolling interest	(941)	-	(3,066)	-
Income tax effect of adjustments to net (loss) earnings	-	-	(4)	-

Adjusted net (loss) earnings attributable to USANA	$ (2,829)	$ 10,607	$ 24,828	$ 37,576

Adjusted (loss) earnings per common share - Diluted	$ (0.15)	$ 0.56	$ 1.33	$ 1.96
Weighted average common shares outstanding - Diluted	18,293	19,083	18,671	19,181

Safe Harbor
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These forward-looking statements are based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as “expect,” “enhance,” “drive,” “anticipate,” “intend,” “improve,” “promote,” “should,” “believe,” “continue,” “plan,” “goal,” “opportunity,” “estimate,” “predict,” “may,” “will,” “could,” and “would,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Actual results could differ materially from forward-looking statements included in this release, which involve a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control, including: risks relating to global economic conditions generally, including continued inflationary pressure around the world and negative impact on our operating costs, consumer demand and consumer behavior in general; reliance upon our network of independent Brand Partners; risk that our Brand Partner compensation plan, or changes that we make to the compensation plan, will not produce desired results, benefit our business or, in some cases, could harm our business; risk associated with our launch of new products or reformulated existing products; risks related to governmental regulation of our products, manufacturing and direct selling business model in the United States, China and other key markets; potential negative effects of deteriorating foreign and/or trade relations between or among the United States, China and other key markets, including potential adverse impact from tariffs, trade policies or other international disputes by and among the United States, China, or other markets that are important to the Company; potential negative effects from geopolitical relations and conflicts around the world, including the Russia-Ukraine conflict and the conflict in Israel; compliance with data privacy and security laws and regulations in our markets around the world; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; adverse publicity risks globally; risks associated with early stage operations in India and future international expansion and operations; uncertainty relating to the fluctuation in U.S. and other international currencies; the potential for a resurgence of COVID-19, or another pandemic, in any of our markets in the future and any related impact on consumer health, domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; risk that the Hiya acquisition disrupts each company’s current plans and operations; the diversion of the attention of the management teams of USANA and Hiya from ongoing business operations; the ability of to retain key personnel of Hiya; the ability to realize the benefits of the acquisition, including efficiencies and cost synergies; the ability to successfully integrate Hiya’s business with USANA’s business, at all or in a timely manner; and the amount of the costs, fees, expenses and charges related to the acquisition. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

About USANA
USANA develops and manufactures high-quality nutritional supplements, functional foods and personal care products that are sold directly to Brand Partners and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, Italy, and India. More information on USANA can be found at www.usana.com. USANA also owns a 78.8% controlling ownership stake in Hiya Health Products, a children's health and wellness company with a variety of clean-label products. More information on Hiya can be found at www.hiyahealth.com.

Investor contact: Andrew Masuda
Investor Relations
(801) 954-7201
investor.relations@usanainc.com

Media contact: Sarah Searle
(801) 954-7626
media@usanainc.com